Exhibit 23.2
Consent of Independent Registered
Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement of EnergySouth, Inc. on Form S-8 of our reports dated December 13, 2007, relating to the consolidated financial statements and consolidated financial statement schedule of EnergySouth, Inc. (the “Company”), and the effectiveness of the Company’s internal control over financial reporting appearing in the Annual Report on Form 10-K/A of the Company for the year ended September 30, 2007.
/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP
May 2, 2008